EXHIBIT 10.3

AGREEMENT

      THIS AGREEMENT is made and entered into as of this 23rd day of June, 1995, by and between First Business Bancshares, Inc., a Wisconsin corporation (the “Corporation”), and its wholly owned subsidiary First Business Bank of Madison, a Wisconsin state-chartered bank (the “Bank”) (herein collectively referred to as the “Companies”) and Jerome J. Smith, President of the Companies (hereinafter referred to as “Executive”).

W I T N E S S E T H

      WHEREAS, the Boards have approved the Companies’ entering into an Agreement with the Executive; and

      WHEREAS, the Executive has discharged the duties as president of the Companies in a very capable and skillful manner, resulting in substantial benefits to the Companies; and

      WHEREAS, the Companies desire the Executive to remain in its service and to continue to use his knowledge and experience on behalf of the Companies, and is willing to offer the Executive an incentive to do so in the form of deferred compensation; and

      WHEREAS, the Executive is willing to continue his efforts on behalf of the Companies in exchange for such an incentive; and

      WHEREAS, should the possibility of a Change in Control of either of the Companies arise, the Boards believe it imperative that the Companies and the Boards should be able to rely upon the Executive to continue in his position, and that the Companies should be able to receive and rely upon his advice, if it requests it, as to the best interests of the Companies and their shareholders without concern that he might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control; and

      WHEREAS, should the possibility of a Change in Control arise, in addition to the Executive’s regular duties, he may be called upon to assist in the assessment of such possible Change in Control, advise management and the Boards as to whether such Change in Control would be in the best interests of the Companies and their shareholders, and to take such other actions as the Boards might determine to be appropriate; and

      NOW, THEREFORE, to assure the Companies that they will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of either of the Companies, and to induce the Executive to remain in the employ of the Companies, and for other good and valuable consideration, the Companies and the Executive agree as follows:

Article 1. DEFINITIONS

1.1 Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below, and, when the meaning is intended, the initial letter of the word is capitalized:

(a)	“Agreement” means this document.

(b)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(c)	“Beneficiary” means the persons or entities designated or deemed designated by the Executive pursuant to Section 12.2 herein.

(d)	“Benefit Amount” means the amount of deferred compensation benefits under Section 2.1.

(e)	“Boards” mean the Boards of Directors of the Companies or any committee formed by or appointed by the Boards to administer this Agreement.

(f)	“Cause” shall be determined by the Board of Directors of the Corporation or the Bank in exercise of good faith and reasonable judgment, and shall mean the occurrence of the Executive’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony substantially related to the circumstances of the Executive’s duties; or material breach by Executive of the banking laws of Wisconsin or the United States or any regulation issued by a state or federal regulatory authority having jurisdiction over the banking affairs of the Bank, or its subsidiary banks; or an act which disqualifies Executive from serving as an officer or director of a bank under Wisconsin banking laws.

(h)	“Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied including, but not limited to, signing of documents by all parties and approval by all regulatory agencies, if required:

(1)	Any Person becomes the Beneficial Owner, directly or indirectly, of securities of either of the Companies representing an additional (compared to the securities held prior to the Effective Date of this Agreement) thirty-five (35%) percent or more of the combined voting power of either of the Companies’ then outstanding securities.

(2)	The stockholders of either of the Companies approve: (A) a plan of complete liquidation; or (B) an agreement for the sale or disposition of all or substantially all of its assets; or (C) a merger, consolidation, or reorganization involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of either of the Companies outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least fifty percent (50%) of the combined voting power of the voting securities of either of the Companies (or such surviving entity) outstanding immediately after or within one (1) year following such merger, consolidation, or reorganization.

However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change-in-Control transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for: (1) passive ownership of less than three (3%) percent of the stock of the purchasing company; or (ii) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing Directors of the Boards). The Company which changed control shall be sometimes referred to herein as the “Company which Changed Control.”

(i)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(j)	“Companies” refers collectively to the Corporation and the Bank, or any successor thereto as provided in Article 11 herein and “Company” refers generically to either the Corporation or the Bank.

(k)	“Date of Termination” means the date on which the Executive ceases to be employed by either of the Companies.

(1)	“Disability” means permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Board of Directors of the Corporation or the Bank in the exercise of good faith and reasonable judgment, upon receipt of and in reliance on sufficient competent medical advice from one or more individuals, selected by the Board of Directors of the Corporation or the Bank, who are qualified to give professional medical advice.

(m)	“Effective Date” means the date this Agreement is approved by the Boards, or such other date as the Boards shall designate in its resolution approving this Agreement.

(n)	“Effective Date of Qualifying Termination” means the date on which a Qualifying Termination occurs which triggers the payment of Article 3 Severance Benefits hereunder.

(o)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(p)	“Executive” means Jerome J. Smith, President of each of the Companies.

(q)	“Good Reason” means, without the Executive’s express written consent, the occurrence within three (3) years after a Change in Control of any one or more of the following:

(1)	The assignment of the Executive to duties materially inconsistent with the Executive’s authorities, duties, responsibilities, and status (including offices, titles, reporting requirements, and a material reduction in the Executive’s support staff) as an officer of the Company which Changed Control, or a reduction or alteration in the nature or status of the Executive’s authorities, duties, or responsibilities from those in effect as of ninety (90) days prior to the Change in Control, other than an insubstantial and inadvertent act that is remedied by the Company which Changed Control promptly after receipt of notice thereof given by the Executive;

(2)	The Company which Changed Control requiring the Executive to permanently relocate outside of Dane County, Wisconsin, unless the Executive consents to such a relocation;

(3)	A reduction by the Company which Changed Control of the Executive’s Salary as in effect on the Effective Date, or as the same shall be increased from time to time;

(4)	The failure of the Company which Changed Control to continue in effect any short-and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive’s participation therein on substantially the same basis, both in terms of the amount of benefits provided and the level of the Executive’s participation relative to other Employees of the Company which Changed Control participating in such plans, policies, practices, or arrangements, as existed immediately prior to the Change in Control.

(5)	The failure of the Company which Changed Control to obtain a satisfactory agreement from its successor to assume and agree to perform its obligations under this Agreement, as contemplated in Article 11 herein; or

(6)	Any purported termination by the Company which Changed Control of the Executive’s employment that is not affected pursuant to a Notice of Termination satisfying the requirements of Section 3.5 herein.

The Executive’s right to terminate employment with either of the Companies for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.

The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason herein.

(r)	“Normal or Early Retirement” means as defined under the then established rules of each of the Companies tax-qualified retirement plan.

(s)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13 (d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(t)	“Option” means an option directly or beneficially owned to purchase shares of stock of the Corporation.

(u)	“Qualifying Termination” means any of the events described in Section 3.2 herein, the occurrence of which triggers the payment of Severance Benefits hereunder.

(v)	“Salary” means the greater of (a) the average annual monetary compensation not including bonuses or employee benefits paid to the Executive, for each of the three calendar years immediately preceding the year of termination; or (b) 100% of the monetary compensation not including bonuses or employee benefits, paid to the

Executive in calendar year 1994, increased by the average increase in salary for the officer group within either of the Companies between 1994 and the year preceding the year of termination.

(w)	“Severance Benefits” means the payment of severance compensation as provided in Section 3.3 herein.

(x)	“Shares” means a share of stock of the Corporation directly or beneficially owned pursuant to the exercise of an Option.

Article 2. PAYMENT OF DEFERRED COMPENSATION

2.1 Benefit Amount. The Companies agree to pay to the Executive, upon the Executive’s termination of employment with either of the Companies, for any reason other than for Cause, including but not limited to, the Executive’s resignation or permanent disability and his designated beneficiary in the event of his death, or, if none, his estate, deferred compensation in the amount of five (5) times the Executive’s Salary, multiplied by the vested percentage described in Section 2.2, less two hundred thousand and 00/100 ($200,000.00) dollars. Such compensation will be paid out over a period of five (5) years beginning with the first month following the Date of Termination of employment. Such compensation will be paid monthly at a rate of one-sixtieth (1/60) of the total amount payable pursuant to the Company’s normal payroll practices.

2.2 Vesting Schedule. The vested percentage described in Section

2.1 shall be determined under the following table:

IF TERMINATION OCCURS ON OR AFTER	VESTED AMOUNT
Effective Date of Agreement	50%
April 11, 2000	60%
April 11, 2001	70%
April 11, 2002	80%
April 11, 2003	90%
April 11, 2004	100%

See Exhibit A for an illustration of this Schedule.

2.3 Health Insurance Continuation. In the event benefits are paid under this Article, Executive shall be eligible for the benefits provided for in section 3.3(b).

2.4 Withholding of Taxes. Either of the Companies, as applicable, shall withhold from any amounts payable under this Article, all federal, state, city, local, or other taxes as may be required.

Article 3. SEVERANCE BENEFITS

3.1 Right to Severance Benefits. The Executive shall be entitled to receive, from the Companies, Severance Benefits as described in Section 3.3 herein, if there has been a Qualifying Termination as defined in section 3.2.

3.2 Qualifying Termination. The occurrence of any one or more of the following events within thirty-six (36) calendar months after a Change in Control shall trigger the payment of Severance Benefits to the Executive under this Agreement:

(a)	A termination of the Executive’s employment with either of the Companies for reasons other than one of the following: death, Disability, Normal or Early Retirement, a voluntary termination of employment by the Executive without Good Reason, or termination of the Executive’s employment by either of the Companies for Cause provided however, within six (6) months after a Change in Control has occurred, Executive may for any reason or no reason give written notice of his intention to terminate his employment upon the six (6) month anniversary of the Change in Control and shall upon his termination of employment be eligible for Severance Benefits under this Article 3;

(b)	A successor to either of the Companies fails or refuses to assume the Companies’ obligations under this Agreement, as required by Article 10 herein; or

(c)	Either of the Companies or any successor breaches any of the provisions of this Agreement. Executive must provide notice to the Companies of a breach and Companies shall have thirty (30) days to remedy said breach. If said breach is remedied, no breach will be deemed to have occurred.

Prior to a Change in Control, if the Executive is terminated by either of the Companies for reasons other than one of the following: death, Disability, Normal or Early Retirement, a voluntary termination of employment by the Executive without Good Reason, or termination of the Executive’s employment by either of the Companies for Cause and within one (1) year of the Date of Termination there is a Change in Control of such Company, then the Executive’s rights shall be the same as if a Qualifying Termination had occurred within three (3) years following a Change in Control. However, if the employment ends due to death, Disability, Normal or Early Retirement, a voluntary termination of employment by the Executive without Good Reason, or termination of the Executive’s employment by either of the Companies for Cause and a Change in Control of such Company occurs within one (1) year after the Date of Termination, or if employment of Executive with either of the

Companies is terminated for any reason more than one (1) year prior to a Change in Control of such Company, a Qualifying Termination shall not be deemed to have occurred.

3.3 Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits, as provided in Sections 3.1 and 3.2 herein, the Companies shall provide the Executive Severance Benefits as follows:

(a)	An amount equal to five (5) times the Executive’s Salary. Payment will be made over a period of five (5) years beginning with the first month following the Effective Date of Qualifying Termination of employment. Such compensation will be paid monthly at a rate of one-sixtieth (1/60) of the total amount payable pursuant to the Company’s normal payroll practices;

(b)	Subject to the Companies ability to provide coverage, a continuation of eligibility for all benefits pursuant to any and all health insurance plans under which the Executive and/or the Executive’s family is eligible to receive benefits and/or coverage as of the effective date of the Change in Control. These benefits shall be made available by the Companies to the Executive immediately upon the termination and shall continue to be made available for a period of five (5) years from the Date of Termination, or until the Executive reaches age sixty (60) years, whichever represents a longer period of time. Such benefits shall be made available to the Executive at the same coverage level, as in effect as of the Executive’s Date of Termination. The Executive shall reimburse the Companies for such benefits at a rate equal to what current employees of the Companies pay at that time for the same benefits.

3.4 Offset for Deferred Compensation Benefits Paid, Payments for Restrictive Covenant and Death Benefits. The Severance Benefits payable under Section 3.3 shall be reduced by any vested deferred compensation benefits which are paid under this Agreement pursuant to Article 2. Payment of vested deferred compensation benefits shall in no way be considered to be Severance Benefits. In addition, the Severance Benefits payable under Section 3.3 shall be reduced by any payment made pursuant to Article 4 of this Agreement. Finally, the Severance Benefits payable under this Section 3.3 shall be reduced by any payments made pursuant to Article 5 of this Agreement.

3.5 Notice of Termination. Any termination by either of the Companies for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

3.6 Withholding of Taxes. The Companies shall withhold from any amounts payable under this Article all federal, state, city, local, or other taxes as may be required.

3.7 Transition Assistance. Executive agrees that following a Change in Control, at the request of the Boards, he will continue to serve in his current capacity at the Salary he was receiving the month prior to the Change in Control, for a period not to exceed six (6) months following the Change in Control in order to assist with the transition. During this period, the Executive shall not voluntarily terminate his employment or exercise his rights to take Normal or Early Retirement without consent of the Boards.

Article 4. RESTRICTIVE COVENANT

4.1 Restrictive Covenant. For a period of two (2) years after Executive begins receiving any monthly payments from either of the Companies under this Agreement, Executive shall not, directly or indirectly, enter into, or in any manner, including as an employee, agent, independent contractor, officer, director, owner or otherwise, provide services to or on behalf of any bank or banking-related business, profession, or endeavor within a twenty (20) mile radius of 406 science Drive, Madison, Wisconsin. The Executive and the Companies acknowledge that each considers the restrictions set forth in this Article 4 to be reasonable and that the duration, geographic scope, extent and application of each of such restrictions are no greater than is necessary for the protection of the legitimate interests of the Companies. In the event of a breach Of the covenants under this Article 4, the Companies may obtain injunctive or any other equitable relief to prevent the breach from continuing.

4.2 Consideration for Restrictive Covenant. As and for consideration for this restrictive covenant, the Companies shall pay the Executive the sum of three thousand three hundred thirty-three and 33/100 ($3,333.33) dollars beginning with the first month following the Date of Termination of employment for any reason other than Cause, including but not limited to the Executive’s resignation or permanent disability, to be paid monthly for a total of sixty (60) months pursuant to the Companies’ normal payroll practices.

4.3 Withholding of Taxes. The Companies shall withhold from any amounts payable under this Article all federal, state, city, local, or other taxes as may be required.

Article 5. DEATH BENEFIT

5.1 Death Benefit. In the event of the Executive’s death while in the employ of either of the Companies, or in the event of the Executive’s death after the termination of his employment for any reason other than Cause, including but not limited to the Executive’s resignation or permanent disability, the Companies shall pay to the Executive’s designated beneficiary, and if none, his estate, the sum of two hundred thousand and 00/100 ($200,000.00) dollars. Such sum shall be paid out over a period of five (5) year beginning with the first month following the date of the Executive’s death at a rate of one-sixtieth (1/60) of the total amount due under this Section; provided, however, the sum payable under this Section 5.1 shall, be reduced for all sums paid to the Executive under Article 4.

5.2 Withholding of Taxes. The Companies shall withhold from any amounts payable under this Article all federal, state, city, local, or other taxes as may be required.

Article 6. STOCK AND OPTION PURCHASE AGREEMENT

6.1 Agreement. The Corporation agrees that for a period of one year after the Date of Termination, it will purchase each Share owned by Executive and each Option owned by the Executive as provided in this Article 6.

6.2 Purchase Price.

      (a) Share Purchase Price. One hundred twenty-five (125%) percent of the per share book value of the Corporation on the last day of the month immediately preceding the month in which the Date of Termination occurs, as determined by the Board of the Corporation using Generally Accepted Accounting Principles (GAAP).

      (b) Option Purchase Price. The amount by which the Share Purchase Price determined under Section 6.2(a) exceeds the exercise price of the Option; multiplied by the number of shares which could be purchased under the Option.

6.3 Adjustments for Capital Changes. The Share Purchase Price determined under Section 6.2(a), and the exercise price under each Option shall be proportionately adjusted for cash dividends as defined below and any increase or decrease in the total number of outstanding shares of the Corporation’s Common Stock issued subsequent to the Effective Date of this Agreement resulting from a split, subdivision or consolidation of the Corporation’s Common Stock, the payment of a stock dividend, or any other capital adjustment. Such adjustment shall be made only if Executive did not receive the benefit of such capital changes with respect to such shares. The adjustment for cash dividends (“Dividend Adjustment”) as used in this section means the amount of any cash dividends paid by the Corporation in excess of the greater of twenty-five (25%) percent of the consolidated net income of the Corporation and its subsidiaries for the fiscal year in which the dividend is paid, or the cash dividend paid by the Corporation in the preceding fiscal year. The amount of the Dividend Adjustment shall be added back to the balance sheet of the Corporation in determining the per share book value under Section 6.2(a) above. Determination of the Dividend Adjustment made other than at the end of a fiscal year shall be based upon consolidated net income through the last day of the month in which the Date of Termination occurs, or the prorated cash dividend for the preceding fiscal year, whichever is greater.

6.4 Notice. If the Executive desires to cause the Corporation to purchase his Shares and/or Options under this Article 6, he shall give written notice of intent to have the Corporation purchase Shares or Options owned. Such notice shall be given within one (1) year of the Date of Termination. Failure to give such notice within such period of time shall relieve the Corporation of all its obligations under this Article 6. The Corporation shall execute the purchase within thirty (30) days of receipt of notice.

6.5 Title to Shares and Options. All Shares and Options repurchased by the Corporation under this Article 6 shall have good and marketable title, free and clear of all pledges, warrants, calls, commitments, subscriptions, agreements, voting trusts or agreements, proxies, unpaid taxes, claims, rights, including, without limitation, any marital or community property rights, and options of whatever nature.

6.6 Transfer of Rights. The rights under this Article 6 shall inure to the benefit of and be enforceable by the Companies, the Executive, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, beneficiaries, distributees, devisees, and legatees.

6.7 Forfeiture of Rights. If Executive violates any provision of Article 4 of this Agreement, all rights under this Article 6 shall be immediately forfeited.

Article 7. RESTRICTIONS ON DISPOSITION OF SHARES AND OPTIONS
OWNED BY EXECUTIVE

7.1 Restrictions. Commencing with the Effective Date of this Agreement, the Executive or his estate shall not sell, transfer, gift, bequest, pledge or encumber any of his Shares or Options, other than in accordance with the following terms of this Agreement:

(a)	In the event that Executive or his estate receives a noncontingent bona fide written offer to purchase his Shares and/or Options, Executive or his estate shall not sell or transfer such Shares and/or Options without first offering them to the Corporation and giving written notice of such offer, stating the terms of the proposed sale, including:

(1)	the name of purchaser;

(2)	purchase price or other consideration;

(3)	terms of payment, if not payable in cash;

(4)	interest rate on any unpaid balance, if any, and

(5)	security, if any, for such payment.

(b)	The Corporation shall have the first right to purchase the Shares and/or Options at a purchase price which is equal to the price contained in said noncontingent bonafide offer. If the Corporation desires to exercise its right, it shall do so by giving written notice within thirty (30) days after receiving Shareholder’s written notice. If the Corporation elects to purchase the Shares and/or Options on the terms stated in Executive’s notice, then the terms of payment stated in the written offer shall control. Otherwise, the purchase price shall be paid in full within thirty (30) days of the date the Corporation elects to exercise this right.

(c)	The Corporation’s purchase of Shares and/or Options under this Article 7 shall occur only upon the adoption of a resolution by a majority of the Corporation’s Board specifically authorizing such purchase. For purposes of such resolution, Executive, if a director, shall vote in favor of such resolution.

(d)	The Executive or his estate shall always have the ability to sell the Shares and/or Options to the Corporation at any terms which are agreeable to both the Corporation, and the Executive or his estate.

(e)	Notwithstanding anything to the contrary herein contained, nothing in this Article 7 shall prohibit Executive from pledging or encumbering his Shares provided that the secured party in such transaction shall acknowledge and accept in writing the obligations of the Executive under this Article 7 and agree in writing to abide by terms and conditions of the Corporation’s first right to purchase the Shares.

(f)	The rights under this Article 7 shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

Article 8. THE COMPANY’S PAYMENT OBLIGATION

8.1 Payment Obligations Absolute. The Companies’ obligations to make the payments and the arrangements provided for under this Agreement shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Companies may have against the Executive or anyone else. All amounts payable by the Companies thereunder shall be paid without notice or demand, except as provided herein. Each and every payment made thereunder by the Companies shall be final, and the Companies shall not seek to recover all or any part of such payment from the Executive or from whomsoever may be entitled thereto, for any reasons whatsoever.

The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Companies’ obligations to make the payments and arrangements required to be made under this Agreement, except to the extent provided in Section 3.3(b) herein.

8.2 Contractual Rights to Benefits. This Agreement establishes and vests in the Executive a contractual right to the benefits to which he is entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Companies to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.

Article 9. TERM OF AGREEMENT

9.1 Term of Agreement. This Agreement will commence on the Effective Date and shall continue in effect until April 12, 2009. However, in the event a Change in Control occurs during the term, this Agreement will remain in effect for thirty-six (36) months beyond the month in which Change in Control occurred.

The expiration of this Agreement shall in no way relieve the Companies of their obligations under this Agreement, until all obligations of the Companies hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

Article 10. PAYMENT OF LEGAL FEES

10.1 Payment of Legal Fees. To the extent permitted by law, either party to this Agreement shall pay all legal fees, costs of litigation, prejudgment interest, and other expenses incurred in good faith by the other party as a result of contesting the validity, enforceability, or interpretation of this Agreement, or as a result of any conflict between the parties pertaining to this Agreement, so long as the ultimate resolution of such litigation is in favor of the party seeking payment of legal fees under this Article 10.

Article 11. SUCCESSORS

11.1 Successors. The Corporation or the Bank, as applicable, will require any successor to the Corporation or the Bank (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of its business and/or assets to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that it would be required to perform them if no such succession had taken place. Failure of the Corporation or the Bank to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Companies in the same amount and on the same terms as he would be entitled to hereunder if he had terminated his employment with either of the Companies voluntarily for Good Reason. Except for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed both the Effective Date of Qualifying Termination and the Date of Termination.

This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, beneficiaries, heirs, distributees, devises, and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s Beneficiary. If the Executive’s has not named a Beneficiary, then such amounts shall be paid to the Executive’ devisee, legatee, beneficiary, or other designee, or if there is no such designee, to the Executive’s Estate.

Article 12. MISCELLANEOUS

12.1 Employment Status. The Executive and the Companies acknowledge that, except as provided under Section 3.7 and any other agreement between the Executive and either of the Companies, the employment of the Executive by each of the Companies is “at will,” and, may be terminated by either the Executive or each of the Companies at any time, subject to applicable law.

12.2 Beneficiaries. The Executive may designate one or more persons or entitles as the primary and/or contingent Beneficiaries of any Severance, Deferred Compensation or Death Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board of each of the Companies. The Executive may make or change such designation at any time.

12.3 Entire Agreement. This Agreement contains the entire understanding of the Companies and the Executive with respect to the subject matter hereof.

12.4 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.

12.5 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.

12.6 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Board, or by the respective parties’ legal representatives and successors.

12.7 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Wisconsin shall be the controlling law in all matters relating to this Agreement.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

FIRST BUSINESS BANCSHARES, INC.
BY: /s/ Kenneth P. Urso
Kenneth P. Urso, Chairman of the Board

FIRST BUSINESS BANK OF MADISON
BY: /s/ Kenneth P. Urso
Kenneth P. Urso, Chairman of the Board

/s/ Jerome J. Smith
Jerome J. Smith, Executive

EXHIBIT A

The following is an illustration of the Vesting Schedule provided for in Section 2.2.

Assume that Executive terminates his employment July 1, 2000. Assume his monetary compensation not including bonuses and employee benefits for the three (3) preceding calendar years was:

1997	$120,000.00
1998	130,000.00
1999	140,000.00

Under Section 2.1 Executive is entitled to deferred Compensation in the amount of four hundred fifty-thousand and 00/100 ($450,000.00) dollars

[((($120,000.00 + $130,000 + $140,000/3) x5) — $200,000.00].

That sum would be paid out over five (5) years.

However, Section 2.2 limits the payment under Section 2.1 to the vested amount of

[(($130,000 x 5) x 60%) — $200,000.00], or $190,000.00.

That sum would be paid out over five (5) year at the rate of three thousand one hundred sixty-six and 67/100 ($3,166.67) dollars per month.